EXHIBIT 23.3



INDEPENDENT AUDITOR'S CONSENT



To the Board of Directors
Columbia Laboratories, Inc.:

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 of our report dated February 26, 1999 related to the consolidated financial statements of Columbia Laboratories, Inc. as of December 31, 1998 and for the year then ended which report appears in the December 31, 1998 annual report on Form 10-K of Columbia Laboratories, Inc. We also consent to the reference to our Firm under the captions "Experts" in such Prospectus.



/s/ GOLDSTEIN GOLUB KESSLER, LLP
New York, New York

March 30, 1999